Exhibit 10.47

This is a translation of the original Chinese text.

Share Transfer Agreement

This Share Transfer Agreement is entered into by and between Kingsoft Corporation Limited, hereinafter referred to as “Party A”) and Cheetah Technology Corporation Limited (hereinafter referred to as “Party B”) on the 18th day of March, 2014 (hereinafter referred to the “Agreement”).

Article 1 Share Transfer

Party A, under this Agreement, transfers 7,224 Ordinary Shares (hereinafter referred to as the “Shares” ) held by Party A in Kingsoft kabuskiki kaisha ( , hereinafter referred to as the “Issuing Company” ) to Party B on the 1st day of April, 2014 (hereinafter referred to as the “Closing Date”). Party B accepts the Shares from Party A. (the “Transfer”)

Article 2 Price of The Shares

Party A and Party B agree that the price of the transfer of the Shares shall be at 85,000 Yen per share, which amount to 614,040,000 Yen in total. (the “Amount of Transfer”). The Amount of Transfer shall be paid in US Dollars, calculated according to the selling market exchange price of US dollars to Yen as announced by ICBC Asia by the time of the payment. All taxes, additional taxes, intermediary service fees related to this Transfer shall be borne by the Parties respectively under their respective applicable laws and regulations, whether such fees are levied or additional levied before or after the Transfer.

Article 3 The Shares Transfer Arrangement

1)	The transfer of the Shares shall be conducted at the place mutually agreed by Party A and Party B through negotiation on the Closing Date.

2)	Party B shall pay the Amount of Transfer to the below bank account designated by Party A by wire transfer before the 28th day of March, 2014, and the formality fees incurred by the wire transfer shall be borne by Party B.

Account Name:

Account No.:

Bank Name:

Bank Address:

Bank Code:

3)	Party A shall submit an alteration application for items recorded in the register of members related to the Shares to the Issuing Company on the Closing Date, and covenants to obtain the approval from the board of directors of the Issuing Company and to procure the Issuing Company to register Party B to its register of members on the Closing Date.

Article 4 Conditions of the Transfer

Party A is obliged to transfer the Shares only if Party B obtains the approval from the board of directors of the Issuing Company. Party A, in its sole discretion, may waive this precondition.

Article 5 Party B’s Obligations after the Transfer

1)	After the Closing Date, without the written prior consent of Party A, Party B shall not transfer the Shares to a third party, pledge or set other security rights on, or dispose the Shares.

2)	Before the cancellation of the entrustment by the Parties’ written consensus, Party B authorizes Party A (without a fixed term) the voting rights related to the Shares in the shareholders meetings of the Issuing Company after the Closing Date. Party B shall deliver a proxy letter of the voting rights to Party A related to the Shares on the shareholders meeting of the Issuing Company. Notwithstanding, Party B is entitled to attend the shareholders meetings of the issuing company without the right to vote during the term of its authorizing Party A to exercise such voting rights.

3)	Any Party under this Agreement agree that the above terms (1) and (2) do not have any impact on the dividends of the shareholders of the Issuing Company.

Article 6 Termination Due To Default

1)	The Agreement may be terminated by the Parties. Whether the Agreement is terminated or not, either Party is entitled to claim the compensation to the Party in breach of the Agreement:

 Party A or Party B breaches the Agreement;

‚ Party A or Party B is under bankruptcy proceedings, civil regeneration proceedings, cooperate reorganization proceedings, special liquidation and other similar bankruptcy proceedings as a matter of law.

2)	Notwithstanding the above article, after the transfer of the Shares, none of the Parties shall terminate the Agreement whatever the reason.

Article 7 Confidentiality

1)	Party A and Party B shall hold strictly confidential (i) the content and existence of the Agreement and (ii) the relevant facts during the negotiation of the Agreement (hereinafter referred to as “Confidential Information”) and shall not disclose to any third party without the prior written consent from the other Party (when necessary, for the purpose of the performance of the Agreement, the directors, supervisors, staff, lawyers, CPAs, tax consultants, legal counsels, and the shareholders of both Parties are not included) and shall not use this information for any purposes other than this Transfer.

2)	Notwithstanding the abovementioned, the following information shall not be deemed as Confidential Information:

 By the time of the disclosure, such information is generally available to the public.

‚ By the time of the disclosure, such information has already been legally in possession of the receiving party.

ƒ By the time of the disclosure, such information becomes known to the public not due to reasons of the receiving Party.

„ By the time of the disclosure, the receiving party duly obtained such information from a duly authorized third party without carrying any confidentiality obligation.

Article 8 Governing Law, Disputes and Jurisdiction

1)	The Agreement shall be governed by and construed in accordance with the laws of Japan;

2)	For matters not stipulated in the Agreement or any disputes, the Parties shall negotiate with each other in good faith under the applicable laws, regulations and conventions.

3)	The parties agree that any suits arising from the Agreement shall be submitted to the district court of Tokyo as the agreed exclusive court for the first instance.

Article 9 Language

This Agreement is entered into in Chinese. Any translation in other languages is only for the convenience of the Parties’ easy reference.

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This Agreement is made in four copies with each Party holding two copies. This Agreement becomes effective upon signing and stamping by both Parties.

March 18, 2014

  (Party A)

(Address) Registered address: Clifton House, 75 Fort Street, P.O.

  Box 1350 GT, George Town, Grand Cayman, Cayman Islands

(Name) Kingsoft Corporation Limited

/s/

  (Party B)

(Address) Unit 1309A,13/F., Cable TV tower, NO. 9 Hoi Shing Road, Tsuen Van, N.T., Hong Kong

(Name) Cheetah Technology Corporation Limited

/s/